Exhibit 2.5

This AMENDMENT NO. 1 (this “Amendment No. 1”) to the FIRST SUPPLEMENTAL INDENTURE, dated as of November 19, 2019 (the “First Supplemental Indenture”), is entered into as of April 2, 2020, by and between GLOBAL SHIP LEASE, INC., a corporation duly organized and existing under the laws of the Republic of The Marshall Islands (the “Company”), and WILMINGTON SAVINGS FUND SOCIETY, FSB, a federal savings bank organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of November 19, 2019 (the “Base Indenture”, and together with the First Supplemental Indenture, the “Indenture”) and the First Supplemental Indenture thereto, relating to the Company’s 8.00% Senior Notes due 2024 (the “Notes”); and

WHEREAS, Section 9.01 of the Indenture provides, in pertinent part, that the Company and the Trustee may amend or supplement the Indenture without the consent of any Securityholder to cure any ambiguity, to correct or supplement any provision in the First Supplemental Indenture which may be defective or inconsistent with any other provisions of the Indenture, or to make provisions in regard to matters or questions arising under the Indenture, so long as such other provisions do not adversely affect the interest of any other Holder of the Notes in any material respect.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

AMENDMENT

Section 2.01.    Amendment to Section 3.03(c). Section 3.03(c) of the First Supplemental Indenture shall be amended by replacing the reference to “December 15” with the reference to “November 15.”

ARTICLE III

MISCELLANEOUS

Section 3.01.    Effectiveness of this Amendment No. 1. This Amendment No. 1 will become effective immediately upon its execution by the parties hereto. This Amendment No. 1 and the Indenture shall henceforth be read together.

Section 3.02.    Continuing Effect of Indenture. Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture shall remain unchanged and are in all respects confirmed and preserved.

Section 3.03.    Governing Law. THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN THE STATE OF NEW YORK.

Section 3.04.    Counterparts. This Amendment No. 1 may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The exchange of copies of this Amendment No. 1 and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Amendment No. 1.

Section 3.05.    Headings. The Article and Section headings of this Amendment No. 1 are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be duly executed as of the date first written above.

COMPANY:

GLOBAL SHIP LEASE, INC.

By:	/s/ Ian J. Webber

Name: Ian J. Webber
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to the First Supplemental Indenture]

TRUSTEE:

WILMINGTON SAVINGS FUND SOCIETY, FSB, not in its individual capacity, but solely in its capacity as Trustee

By:	/s/ Geoffrey Lewis
Name: Geoffrey Lewis
Title: Vice President

By:	/s/ Raye Goldsborough
Name: Raye Goldsborough
Title: Assistant Vice President

[Signature Page to Amendment No. 1 to the First Supplemental Indenture]